LIONBRIDGE TECHNOLOGIES, INC.
INDPEPENDENT DIRECTORS’ COMPENSATION POLICY
Amended and Restated as of May 3, 2011

Each non-employee member of the Board of Directors of Lionbridge Technologies, Inc. who directly holds less than 1% of the Company’s outstanding common stock (an “Eligible Director”) shall receive compensation made up of (i) an annual retainer payable in cash and through a restricted stock unit (the “Retainer”), (ii) an initial grant of stock options upon election to the Board (the “Initial Option Grant”) and (iii) an annual grant of stock options (the “Annual Option Grant”).

In addition, each Eligible Director who serves on the Audit Committee shall receive an annual cash retainer in connection with such service (the “Audit Retainer”).

Chairmen of the Audit Committee and the Nominating and Compensation Committee shall receive an additional annual retainer (the “Audit Chairman Retainer” and the “Nominating and Compensation Chairman Retainer”).

All non-employee directors shall be entitled to travel expense reimbursement and shall be covered by the provisions of the Company’s charter and bylaws with respect to liability.

Annual Retainer.

Each Eligible Director shall receive an annual cash retainer in the amount of $25,000 and an annual equity retainer in the form of Restricted Stock Units with a value on the date of grant of $30,000, determined based on the closing stock price of the Company’s common stock on the date of grant. This Cash Retainer will be paid annually in advance on the date of the Company’s Annual Meeting of Stockholders to each Eligible Director and the Restricted Stock Units will be granted annually in advance on the date of the Company’s Annual Meeting of Stockholders to each Eligible Director.

Deferred Compensation Plan

Each Eligible Director shall have the option to defer all or a portion of his or her annual cash or equity retainer, and any committee retainer, in the Company’s Deferred Compensation Plan for Independent Directors.

Initial Option Grant.

On the date of election to his or her first term as a director, each Eligible Director shall automatically be granted a stock option to purchase 20,000 shares of common stock of the Company and the Annual Option described below. The exercise price of this Initial Option shall be equal to fair market value of the Company’s stock on the date of grant and the Initial Option shall vest over two years from the date of grant at the rate of 50% on each of the first and second anniversaries of the date of grant. The Initial Option shall be issued under the terms and provisions of any of the Company’s then existing equity plans that have been approved by the Company’s stockholders. The Initial Option shall have a term of 5 years.

Annual Option Grant.

On the date of the Company’s Annual Meeting of Stockholders, each Eligible Director shall automatically be granted a stock option to purchase 10,000 shares of common stock of the Company. The exercise price of this Annual Option shall be equal to fair market value of the Company’s stock on the date of grant and the Annual Option shall vest over two years from the date of grant from the date of grant at the rate of 50% on each of the first and second anniversaries of the date of grant. The Annual Option shall be issued under the terms and provisions of any of the Company’s then existing equity plans that have been approved by the Company’s stockholders. The Annual Option shall have a term of 5 years.

Audit Retainer.

In addition to the Annual Retainer, each Eligible Director (other than the Audit Committee Chairman) serving on the Audit Committee shall receive an annual cash retainer in the amount of $5,000. This Audit Retainer will be paid annually in advance on the date of the Company’s Annual Meeting of Stockholders to each Eligible Director.

Audit Chairman Retainer.

The Chairman of the Audit Committee shall receive an annual cash retainer in the amount of $15,000, in addition to the Annual Retainer. This Audit Chairman Retainer will be paid annually in advance on the date of the Company’s Annual Meeting of Stockholders.

Nominating and Compensation Chairman Retainer.

The Chairman of the Nominating and Compensation Committee shall receive an annual cash retainer in the amount of $15,000, in addition to the Annual Retainer. This Nominating and Compensation Committee Chairman Retainer will be paid annually in advance on the date of the Company’s Annual Meeting of Stockholders.

Lead Director Retainer.

The Lead Director shall receive an annual cash retainer in the amount of $15,000, in addition to the Annual Retainer. This Retainer will be paid annually in advance on the date of the Company’s Annual Meeting of Stockholders.

Expense Reimbursement.

All directors shall be reimbursed for reasonable travel expenses in connection with attendance at meetings of the Company’s Board of Directors and its committees. Commercial airfare reimbursement is limited to coach fare.

Directors’ Liability.

The Company’s Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. There are exceptions to these protections in the case of any of the following:

•	Breach of the director’s duty of loyalty to the Company or its stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Under Section 174 of the General Corporation Law of Delaware (relating to unlawful declaration of dividends and unlawful purchase of the Company’s stock)

•	Any transaction from which the director derived an improper personal benefit.

The Company has and does maintain Directors’ and Officers’ liability insurance coverage with a $20,000,000 limit.

Change of Control.

Upon the closing of a Change of Control of the Company (as such term is defined in the Company’s Change of Control Plan) any outstanding but unvested Option or RSU shall become fully vested and exercisable.

Retirement.

Upon the retirement (as hereinafter defined) of any Director from service from the Board of Directors, any outstanding but unvested shares under any Option or RSU held by such Director that are scheduled to vest on or before December 31 of the calendar year of retirement shall become fully vested and exercisable. Where used herein, the term “retirement” means a decision by a Director to decline nomination for re-election to another term as a director of the Company following service of at least one full term as a Director.